UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2014

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

333-21011	FIRSTENERGY CORP.	34-1843785
(An Ohio Corporation)
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The FirstEnergy Corp. Change in Control Severance Plan (Plan) renews automatically for an additional year unless the FirstEnergy Corp. (FirstEnergy) Board of Directors (Board) affirmatively votes not to extend its term. On December 16, 2014, upon recommendation of its Compensation Committee (Committee), the Board determined to allow the plan to continue for an additional year and adopted certain amendments to the Plan set forth in Amendment No. 2 (Amendment) to the Plan.
The Amendment will become effective January 1, 2016, after the expiration of the current term of the Plan on December 31, 2015. FirstEnergy maintains the Plan to provide for the payment of severance benefits to certain eligible executives of FirstEnergy, including all actively employed named executive officers, in the event their employment is terminated without “Cause” or by the executive for “Good Reason” within two years following a “Change in Control” (each as defined in the Plan) of FirstEnergy.
The Amendment includes certain changes believed by the Committee to align the Plan more closely with current market practice, including revisions that: (i) provide that restrictions on the disclosure of confidential information and trade secrets by participants will run indefinitely; (ii) eliminate a diminution of a participant’s budget as a “Good Reason” event; and (iii) eliminate a diminution of a supervisor’s authority as a “Good Reason” event, while revising the “Good Reason” event relating to a diminution of the participant’s authority to include a diminution in the participant’s reporting relationship.
Other changes include provisions that: (i) allow the Committee to amend the Plan mid-term without a fifty-one percent (51%) participant consent unless the change would materially and adversely affect the participants’ rights under the Plan; (ii) allow the annual Plan review by the Board to occur at any time during the year rather than only in the fourth quarter at a regular meeting; and (iii) limit continued health insurance coverage to two years. In addition, the Amendment eliminates life insurance benefit enhancements and subsidized retiree health coverage.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 19, 2014

FIRSTENERGY CORP.
Registrant

By:	/s/ K. Jon Taylor
K. Jon Taylor Vice President, Controller and Chief Accounting Officer